Exhibit 97.1

ALERUS FINANCIAL CORPORATION

CLAWBACK POLICY

1.  Introduction. The Board of Directors (the “Board”) of Alerus Financial Corporation (the “Company”) believes that it is in the best interests of the Company and its shareholders to adopt this Clawback Policy (the “Policy”), which provides for the recovery of certain compensation in the event of an Accounting Restatement or Misconduct (each such term defined below). This Policy is designed to comply with, and shall be interpreted consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Nasdaq Listing Rule 5608 (the “Listing Standards”).

2.  Administration. Except as specifically set forth herein, this Policy shall be administered by the Compensation Committee of the Board (the “Administrator”). The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Any determinations made by the Administrator shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by the Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board, such as the Audit Committee, as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation at applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

3.  Definitions. As used in this Policy, the following definitions shall apply:

a.    “Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

b.    “Applicable Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year). The “date on which the Company is required to prepare an Accounting Restatement” is the earlier to occur of (a) the date the Board concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (b) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.

c.    “Covered Executives” means the current and former executive officers of the Company and its subsidiaries, as determined by the Administrator in accordance with the definition of executive officer set forth in Rule 10D-1 and the Listing Standards.

d.    “Erroneously Awarded Compensation” has the meaning set forth in Section 6 of this Policy.

e.    A “Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. Financial Reporting Measures include but are not limited to the following (and any measures derived from the following): Company stock price; total shareholder return (“TSR”); revenues; net income; operating income; profitability of one or more reportable segments; financial ratios; earnings before interest, taxes, depreciation and amortization; funds from operations and adjusted funds from operations; liquidity measures (e.g., working capital, operating cash flow); return measures (e.g., return on invested capital, return on assets); earnings measures (e.g., earnings per share); any of such financial reporting measures relative to a peer group, where the Company’s financial reporting measure is subject to an Accounting Restatement; and tax basis income. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities Exchange Commission.

Executive Clawback Policy. Approved 8/23/2023

f.    “Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

g.    “Misconduct” means (i) where a Covered Executive is a party to any agreement with the Company that sets forth a definition of “cause” (or a substantially similar concept), conduct by the Covered Executive which satisfies such definition of “cause,” and (ii) where a Covered Executive is not a party to any agreement with the Company that sets forth a definition of “cause” (or a substantially similar concept), a determination in the sole discretion of the Administrator that the Covered Executive has engaged in (A)  fraud or misconduct that was materially injurious to the Company or its affiliates or the business or reputation of any such entity; (B) an act or acts constituting a felony which are substantially detrimental to the Company or its reputation, (C) any action or inaction detrimental to the Company or its reputation that results in regulatory enforcement action, whether or not such enforcement action is subject to direct enforcement under 12 U.S.C § 1818(i)(l), by any regulatory authorities having authority over the Company, or (D) any violation of the Covered Executive’s obligations under the Covered Executive’s employment, change in control, severance or similar agreement.

h.    “Time-Based Compensation” means any compensation, whether equity-based or cash-based, which is provided, directly or indirectly, by the Company or any of its subsidiaries that is not granted, earned, or vested, based on the attainment of a Financial Reporting Measure. Time-Based Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which any vesting or other time-based service period lapses with respect to such compensation, not when settlement or payment with respect thereto occurs.

4.  Covered Executives; Incentive-Based Compensation and Time-Based Compensation. This Policy applies to Incentive-Based Compensation and Time-Based Compensation received by a Covered Executive (a) after beginning services as a Covered Executive; (b) if that person served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation or the vesting period for such Time-Based Compensation; and (c) while the Company had a listed class of securities on a national securities exchange.

5.  Required Recoupment. In the event the Company is required to prepare an Accounting Restatement, the Company shall promptly recoup the amount of any Erroneously Awarded Compensation received by any Covered Executive, as calculated pursuant to Section 6 hereof. In the event the Covered Executive is determined to have engaged in Misconduct, the Company shall promptly recoup the amount of any Erroneously Awarded Compensation received by any Covered Executive, as calculated pursuant to Section 6 hereof.

Executive Clawback Policy. Approved 8/23/2023

6.  Erroneously Awarded Compensation: Amount Subject to Recovery.

a.    The amount of “Erroneously Awarded Compensation” subject to recovery under the Policy, as determined by the Administrator:

i.    with respect to the occurrence of any Accounting Restatement, is the amount of (1) Incentive-Based Compensation received by the Covered Executive during the Applicable Period that exceeds the amount of Incentive-Based Compensation that would have been received by the Covered Executive had it been determined based on the restated amounts, and (2) Time-Based Compensation received during the Applicable Period by the Covered Executive that exceeds the amount of Time-Based Compensation that would have been received, as determined in the reasonable discretion of the Administrator, by the Covered Executive had it been determined based on the restated amounts; and

ii.    with respect to of the occurrence of any Misconduct, is the amount of (1) any or all Incentive-Based Compensation or Time-Based Compensation received during the three (3) year period immediately preceding the occurrence of such occurrence of Misconduct, and (2) any or all Incentive-Based Compensation or Time-Based Compensation awarded after such occurrence of Misconduct if, in the Administrator’s sole discretion, such compensation would not have been awarded had such Misconduct been known to the Administrator prior to any such award.

b.    Erroneously Awarded Compensation shall be computed by the Administrator without regard to any taxes paid by the Covered Executive in respect of the Erroneously Awarded Compensation.

c.    With respect to any compensation plans or programs that take into account Incentive-Based Compensation or Time-Based Compensation, the amount of Erroneously Awarded Compensation subject to recovery hereunder includes, but is not limited to, the amount contributed to any notional account based on Erroneously Awarded Compensation and any earnings accrued to date on that notional amount.

d.    For Incentive-Based Compensation based on stock price or TSR: (a) the Administrator shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received; and (b) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to The Nasdaq Stock Market (“Nasdaq”).

7.  Method of Recoupment. The Administrator shall determine, in its sole discretion, the timing and method for promptly recouping Erroneously Awarded Compensation hereunder, which may include without limitation (a) seeking reimbursement of all or part of any cash or equity-based award, (b) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (c) cancelling or offsetting against any planned future cash or equity-based awards, (d) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder and (e) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Administrator may affect recovery under this Policy from any amount otherwise payable to the Covered Executive, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Covered Executive.

a.    In connection with the occurrence of any Accounting Restatement, the Company is authorized and directed pursuant to this Policy to recoup Erroneously Awarded Compensation in compliance with this Policy unless the Compensation Committee of the Board has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:

i.    The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Administrator must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover and provide that documentation to Nasdaq;

Executive Clawback Policy. Approved 8/23/2023

ii.    Recovery would violate home country law of the issuer where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law of the issuer, the Administrator must satisfy the applicable opinion and disclosure requirements of Rule 10D-1 and the Listing Standards; or

iii.    Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

b.    In connection with the occurrence of any Misconduct, the Company is authorized and directed pursuant to this Policy to recoup Erroneously Awarded Compensation in compliance with this Policy unless the Compensation Committee of the Board has determined, in its sole discretion, that recovery would be impracticable.

c.    If any Covered Executive fails or refuses to repay any Incentive Compensation and/or Time-Based Compensation that is subject to recovery by the Company pursuant to this Policy, the Covered Executive shall be solely liable for any and all of the Company’s costs and expenses (including, but not limited to legal fees) incurred in pursuing and obtaining such repayment.

8.  No Indemnification of Covered Executives. Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Covered Executive that may be interpreted to the contrary, the Company shall not indemnify any Covered Executives against the loss of any Erroneously Awarded Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executives to fund potential clawback obligations under this Policy.

9.  Indemnification of Administrator. Any members of the Administrator, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.

10.  Effective Date; Retroactive Application. This Policy shall be effective as of October 2, 2023 (the “Effective Date”). The terms of this Policy shall apply to any Incentive-Based Compensation or Time-Based Compensation that is received by Covered Executives on or after the Effective Date, even if such Incentive-Based Compensation or Time-Based Compensation was approved, awarded, granted or paid to Covered Executives prior to the Effective Date. Without limiting the generality of Section 6 hereof, and subject to applicable law, the Administrator may affect recovery under this Policy from any amount of compensation approved, awarded, granted, payable or paid to the Covered Executive prior to, on or after the Effective Date.

11.  Amendment; Termination; Filing Requirement. The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time. A copy of this Policy and any amendments thereto shall be posted on the Company’s website and filed as an exhibit to the Company’s annual report on Form 10-K.

Executive Clawback Policy. Approved 8/23/2023

12.  Other Recoupment Rights. The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

13.  Successors. This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

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Executive Clawback Policy. Approved 8/23/2023

CLAWBACK POLICY ACKNOWLEDGEMENT AND CONSENT

I, the undersigned, agree and acknowledge that I am fully bound by, and subject to, all of the terms and conditions of the Clawback Policy of Alerus Financial Corporation (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”) and its application to any of my prior and future compensation as may be covered by such Policy. In the event of any inconsistency between the Policy and the terms of any employment agreement (or similar agreement) to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern. In the event it is determined by the Administrator that any amounts granted, awarded, earned or paid, to me (whether or not deferred) must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement. I further agree and acknowledge that I am not entitled to indemnification or right of advancement of expense in connection with any enforcement of the Policy. Any capitalized terms used in this Acknowledgment without definition shall have the meaning set forth in the Policy.

Acknowledged and agreed as of: .

By:

Name:

Title:

Executive Clawback Policy. Approved 8/23/2023